Exhibit 10.5
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HEP UNEV HOLDINGS LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of HEP UNEV HOLDINGS LLC, a Delaware limited liability company (the “Company”), is being entered into on July 12, 2012, by and among the Company, Holly Energy Partners, L.P., a Delaware limited partnership (“HEP”) and HollyFrontier Holdings LLC, a Delaware limited liability company (“HFC Holdings” and, together with HEP, collectively, the “Members”).
W I T N E S S E T H :
WHEREAS, this Agreement amends and restates the Limited Liability Company Agreement of the Company dated as of June 27, 2012;
WHEREAS, the Members desire to enter into this Agreement to set forth the Members’ rights and obligations and other matters with respect to the Company;
WHEREAS, this Agreement shall become effective only upon the consummation of the transactions contemplated by that certain LLC Interest Purchase Agreement, dated as of July 12, 2012, pursuant to which the Company will purchase and acquire all of the issued and outstanding membership interests in HEP UNEV Pipeline LLC (f/k/a Holly UNEV Pipeline Company) (“HEP UNEV”) held by HollyFrontier Corporation (“HFC”); and
WHEREAS, HEP UNEV is the owner of 75% of all of the issued and outstanding membership interests in UNEV Pipeline (as defined below).
NOW, THEREFORE, in consideration of the promises and the covenants and provisions hereinafter contained, the Members hereby adopt the following:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.1.
“Affiliate” means, with respect to any specified person, any other person controlling, controlled by or under common control with such specified person.
“Applicable Credit Documents” means, collectively, the Credit Agreement, the Indentures and any other indentures, credit agreements, loan agreements, promissory notes, or similar instruments or agreements (including all security agreements, pledge agreements, mortgages and other documents and instruments entered into or issued in connection with the foregoing) to which HEP or any of its subsidiaries is a party or pursuant to which any of their respective assets is pledged or encumbered, as the same may be amended or restated from time to time.

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“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the fair market value of any property contributed to the Company by such Member; provided, however, that in the case of HEP Common Units distributed to the Class B Member pursuant to Section 7.3(a), such HEP Common Units shall be deemed contributed to the Company by the Class A Members, and the fair market value of such HEP Common Units shall be as determined pursuant to Section 7.3(a).
“Class A Appraiser” has the meaning set forth in Section 12.3(c).
“Class A Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Class A Common Units” in this Agreement.
“Class A Member” means a holder of Class A Common Units.
“Class B Appraiser” has the meaning set forth in Section 12.3(c).
“Class B Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Class B Common Units” in this Agreement.
“Class B Member” means the holder of Class B Common Units.
“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.
“Contract Year” means a 12 consecutive calendar month period beginning on July 1st and ending on the next succeeding June 30th.
“Corresponding Percentage” means (i) in the case of a UNEV Sell-Down involving a sale by HEP UNEV of membership interests of UNEV Pipeline, a percentage equal to the portion of such seller’s total membership interest in UNEV Pipeline represented by the membership interest being sold (e.g. – For a sale of a 7.5% membership interest in UNEV Pipeline when the seller owned a 75% membership interest in UNEV Pipeline, the Corresponding Percentage would be 10% (7.5%/75% = 10%)); and (ii) in the case of a sale of membership interests in HEP UNEV by the Company or a sale of Class A Common Units by an HEP Entity, a percentage equal to the portion of such seller’s total membership interest in such entity represented by the membership interest being sold, multiplied by the ownership percentage of each entity in each other entity through which such entity indirectly holds an interest in UNEV Pipeline (e.g. – For a sale of 25% of the Class A Common Units where the Company owned 100% of HEP UNEV and HEP UNEV owned 75% of UNEV Pipeline, the Corresponding Percentage would be 18.75% (25% x 100% x 75% = 18.75%)).
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 14, 2011, by and among Holly Energy Partners – Operating, L.P., Wells Fargo Bank, N.A., as administrative agent, Union Bank, N.A., as syndication agent, BBVA Compass Bank

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and U.S. Bank N.A., as co-documentation agents, Wells Fargo Securities, LLC and Union Bank, N.A., as joint lead arrangers and joint bookrunners, and the financial institutions party thereto, providing for revolving credit borrowings and letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization or exchange of securities of the Company; or (b) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units. “Distribute” when used in other grammatical variations shall have a correlative meaning.
“DLLCA” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.
“EBITDA Threshold Amount” means the amount in dollars equal to (A) the HEP Ownership Percentage, multiplied by (B) $30 million, divided by (C) 75%.

“General Partner” means HEP Logistics Holdings, L.P., a Delaware limited partnership and general partner of HEP.
“Giveback Amount” means an amount equal to the sum of: (A) the aggregate Quarterly Reductions for the fourth fiscal quarter of the Contract Year beginning on July 1, 2015; plus (B) the product of (i) the aggregate Quarterly Reductions for the third fiscal quarter of the Contract Year beginning on July 1, 2015, multiplied by (ii) 1.0175; plus (C) the product of (i) the aggregate Quarterly Reductions for the second fiscal quarter of the Contract Year beginning on July 1, 2015, multiplied by (ii) 1.0353; plus (D) the product of (i) the aggregate Quarterly Reductions for the first fiscal quarter of the Contract Year beginning on July 1, 2015, multiplied by (ii) 1.0534.
“HEP” has the meaning set forth in the preamble.
“HEP Common Unit” means a “Common Unit” as such term is defined in the Partnership Agreement.
“HEP Entities” means HEP and its wholly-owned subsidiaries.
“HEP Ownership Percentage” means a percentage equal to the product of (at the time of calculation) (A) the lesser of (x) the aggregate percentage ownership interest in UNEV Pipeline directly owned by HEP UNEV and/or any other HEP Entity or (y) 75%, multiplied by (B) the aggregate percentage ownership interest in HEP UNEV directly owned by the Company and/or any other HEP Entity, multiplied by (C) the aggregate percentage of the Company’s Class A Common Units directly held by HEP and/or any other HEP Entity.

“HEP UNEV” shall have the meaning as set forth in the Recitals.

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“Incentive Distribution Rights” means the “Incentive Distribution Rights” as such term is defined in the Partnership Agreement.
“Indentures” means (i) that certain Indenture, dated as of March 10, 2010 among HEP and Holly Energy Finance Corp., the guarantors party thereto, and U.S. Bank National Association, as trustee and (ii) that certain Indenture, dated as of March 12, 2012 among HEP and Holly Energy Finance Corp., the guarantors party thereto, and U.S. Bank National Association, as trustee, in each case, as amended, restated, modified, or renewed, in whole or in part from time to time.
“Independent Appraiser” has the meaning set forth in Section 12.3(c).
“Mandatory Buy-Out Date” has the meaning set forth in Section 12.3.
“Mandatory Buy-Out Price” has the meaning set forth in Section 12.3.
“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Section 1.704-2(i) of the Treasury Regulations, substituting the term “member” for the term “partner” as the context requires.
“Membership Interest” means an interest in the Company owned by a Member, including such Member's right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a Distributive share of net income, net losses and other items of income, gain, loss and deduction of the Company; (b) to a Distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the DLLCA.
“Optional Buy-Down Date” has the meaning set forth in Section 12.2.
“Optional Buy-Out Date” has the meaning set forth in Section 12.1.
“Optional Buy-Out Price” has the meaning set forth in Section 12.1.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of HEP, dated as of July 13, 2004 and as amended from time to time.
“Permitted Transfers” means transfers to an Affiliate.
“Preferred Return” shall have the meaning set forth in Section 7.3(a).
“Profits Interest Accrual Start Date” means July 1, 2015.
“Profits Interest Accrual Termination Date” means the earlier of (i) the final day of the Contract Year with respect to which there shall have accrued a Profits Interest Amount equal to the Profits Interest Balance Amount applicable for the next Contract Year or (ii) June 30, 2032.
“Profits Interest Amount” means, with respect to each Profits Interest Annual Period, an

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amount equal to 50% multiplied by the excess of the incremental UNEV EBITDA for such Profits Interest Annual Period attributable to HEP’s indirect aggregate percentage ownership interest in UNEV Pipeline (not counting, as of the time of calculation, any ownership interest in UNEV Pipeline held by the HEP Entities that was previously held by Sinclair Transportation Corporation as of the date of this Agreement), over the EBITDA Threshold Amount. For the avoidance of doubt, the Profits Interest Amount with respect to a Profits Interest Annual Period shall equal the product of (at the time of such calculation) (A) 50% multiplied by (B) the excess (if any) of (x) the product of (i) the UNEV EBITDA for such Profits Interest Annual Period, multiplied by (ii) the HEP Ownership Percentage, over (y) the EBITDA Threshold Amount. For the further avoidance of doubt, (i) no Profits Interest Amount will accrue with respect to any Contract Year or any other period that follows the Profits Interest Accrual Termination Date, and (ii) in no event will the Profits Interest Amount with respect to any Profits Interest Annual Period include any amounts in excess of the Profits Interest Balance Amount that will be applicable for the next Contract Year.
“Profits Interest Annual Period” means each Contract Year beginning on the Profits Interest Accrual Start Date or an anniversary of the Profits Interest Accrual Start Date, but not including any Contract Year beginning after the Profits Interest Accrual Termination Date.
“Profits Interest Balance Amount” means an amount calculated in the following manner:
(a)    For the Contract Year beginning on July 1, 2016, the Profits Interest Balance Amount is $33,820,000 (as such may be adjusted from time to time pursuant to Article XII); provided, however, that if the Woods Cross Expansion Completion Date has not occurred by July 1, 2015, then the Profits Interest Balance Amount for the Contract year beginning on July 1, 2016 shall equal the sum of (x) $33,820,000 (as such may be adjusted from time to time pursuant to Article XII) plus (y) the Giveback Amount.
(b)    For each succeeding Contract Year, the Profits Interest Balance Amount applicable to such Contract Year will be equal to the product of (i) the difference between (A) the prior Contract Year’s Profits Interest Balance Amount and (B) the Profits Interest Amounts paid during such prior Contract Year, multiplied by (ii) 1.07. A table containing examples of the calculation of the Profits Interest Balance Amount is attached hereto as Exhibit 1.
(c)    Solely for the purposes of calculating the Profits Interest Balance Amount, amounts that were due to be paid on a Profits Interest Payment Date but which were not paid and became part of the Unpaid Profits Interest Amount (and with respect to which Preferred Return is accruing) shall be deemed “paid” under (b)(i)(B) of this definition.
(d)    Amounts paid to the Class B Member by the Company in HEP Common Units pursuant to Section 7.3, shall be valued as determined on the date of payment in accordance with such Section 7.3, rather than by reference to the value of such HEP Common Units on any subsequent date.
(e)    Preferred Return paid to the Class B Member by the Company with respect to the Unpaid Profits Interest Amount shall not be considered in determining whether or not the Profits Interest Balance Amount has been met.

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“Profits Interest Payment Date” means the date in each Contract Year following the end of a Profits Interest Annual Period that is the earlier of (i) the 30th day following the receipt by the Company of all financial statements of UNEV Pipeline with respect to such Profits Interest Annual Period, and (ii) the 60th day following the end of such Profits Interest Annual Period.
“Profits Interest Payment Restriction” has the meaning set forth in Section 7.3(a).
“Quarterly Reductions” means, for a given fiscal quarter, the aggregate amount of the reductions, pursuant to the Waiver, in the quarterly distributions to the General Partner in its capacity as a holder of Incentive Distribution Rights paid during such fiscal quarter.

“Restricted Profits Interest Account” has the meaning set forth in Section 7.3(b).
“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.
“UNEV EBITDA” means earnings before interest, taxes, depreciation and amortization of UNEV Pipeline.
“UNEV Pipeline” means UNEV Pipeline, LLC a Delaware limited liability company of which HEP UNEV, a wholly owned subsidiary of the Company, owns 75% of all of the issued and outstanding membership interests and Sinclair Transportation Corporation owns 25% of all of the issued and outstanding membership interests. UNEV Pipeline is the owner of an approximately 400 mile, 12-inch refined products pipeline currently running from Woods Cross, Utah to Las Vegas, Nevada, related products terminals in or near Cedar City, Utah and Las Vegas, Nevada, and other related assets.
“UNEV Sale Event” means (A) any direct or indirect transfer, assignment, sale, gift, exchange, change of record holder, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law, or by way of merger or consolidation that is not part of an internal restructuring involving, or transfer between, only HEP Entities) of: (i) all or any part of any membership interests of UNEV Pipeline by an HEP Entity; (ii) all or any part of any membership interests of HEP UNEV; or (iii) any material assets of UNEV Pipeline, or (B) any transfer, conveyance, assignment, sale or pledge of any Class A Common Units to any person other than a wholly-owned subsidiary of such Class A Member; provided, however, that no pledge, hypothecation or other encumbrance shall constitute a UNEV Sale Event to the extent made pursuant to the Credit Agreement or made to another bona fide third-party lender of borrowed money to UNEV Pipeline.
“UNEV Sell-Down” means a sale, transfer, assignment or conveyance (other than to an HEP Entity) of any (i) membership interests of UNEV Pipeline by HEP UNEV following which the HEP Entities collectively own more than 50% of the aggregate outstanding membership interests of UNEV Pipeline, (ii) membership interests of HEP UNEV by the Company following which the HEP Entities collectively own more than 50% of the aggregate outstanding membership interests of HEP UNEV, or (iii) Class A Common Units of the Company following which the HEP Entities collectively own more than 50% of the aggregate outstanding Class A Common Units of the

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Company.
“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Class A Common Units and the Class B Common Units; provided, however, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.
“Unpaid Profits Interest Amount” means, at any given time on or following the first Profits Interest Payment Date, an amount equal to the aggregate accrued and unpaid Profits Interest Amount at such time, including all Preferred Return accrued on any unpaid amounts in accordance with Section 7.3. For the sake of clarity, the Unpaid Profits Interest Amount shall (i) increase on each Profits Interest Payment Date by the amount of any Profits Interest Amount due on such date with respect to the most recently expired Profits Interest Annual Period, (ii) increase over time with the amount of any Preferred Return that accrues under Section 7.3, and (iii) be reduced at the time of payment by the amount of any Distributions or payments made to the Class B Member with respect to the Class B Common Units.
“Waiver” means the Limited Partial Waiver of Incentive Distribution Rights Under the Partnership Agreement, effective as of July 12, 2012, by HEP Logistics Holdings, L.P.
“Woods Cross Expansion Completion Date” means the “Woods Cross Expansion Completion Date” as such term is defined in the Waiver.
ARTICLE II
ORGANIZATIONAL AND OTHER MATTERS
Section 2.1    Organization; Admission. The Company was formed as a limited liability company pursuant to the DLLCA by filing a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on June 27, 2012.
Section 2.2    Name. The name of the Company is HEP UNEV Holdings LLC, and the business of the Company is conducted under such name. The Board may, in its sole discretion, change the name of the Company from time to time. In any such event, the Secretary shall promptly file or cause to be filed in the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting such change of name. The Company may also conduct business under one or more fictitious names if the Board determines that such is in the best interests of the Company.
Section 2.3    Limited Liability. Except as otherwise provided by the DLLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a member.
Section 2.4    Registered Office and Agent. The address of the Company’s registered office (required by Section 18-104 of the DLLCA to be maintained in the State of Delaware) shall be

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Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of the Company’s registered agent at such address is The Corporation Trust Company. The Company’s principal place of business shall be 2828 N. Harwood, Suite 1300, Dallas, Texas 75201. The Board may change such registered office, registered agent or principal place of business from time to time. The Company may from time to time have such other place or places of business within or without the State of Delaware as may be determined by the Board.
Section 2.5    Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.
Section 2.6    No State-Law Partnership. The Company shall not be a partnership or a joint venture for any reason other than for United States federal income and state tax purposes, and no provision of this Agreement shall be construed otherwise. The Company shall be operated in a manner consistent with its classification as a disregarded entity for United States federal and state tax purposes.
Section 2.7    Seal. The Company may maintain a seal containing the name of the Company. Any officer of the Company shall have the authority to affix the seal of the Company in the name of the Company to any document duly authorized pursuant to this Agreement or resolutions of the Board and to attest the affixation of the seal of the Company thereto, as such affixation may be required for the conduct of the Company’s business.
ARTICLE III
PURPOSE AND POWERS
Section 3.1    Purpose of the Company. The purpose of the Company shall be to engage or participate in any lawful business activities in which a limited liability company formed in the State of Delaware may engage or participate.
Section 3.2    Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.
ARTICLE IV
UNITS
Section 4.1    Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. Subject to the rights of the Class B Member under the final sentence in Section 4.3, the Company may, in the sole discretion of the Board, create, authorize and issue additional Membership Interests (which may or may not be denominated in Units and which may

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include additional Class A Common Units) with such rights and privileges as are determined by the Board, in its sole discretion.
Section 4.2    Class A Common Units. Other than the Class B Member’s right to the Profits Interest Amount (and any Preferred Return), holders of Class A Common Units shall have the rights to all Distributions of the Company. Each Class A Member shall be entitled to one vote per Class A Common Unit on all matters upon which the Class A Members have the right to vote under this Agreement, or otherwise submitted to a vote of the Class A Members.
Section 4.3    Class B Common Units. The Class B Member shall have the right to the Profits Interest Amount (and any Preferred Return) as provided in Article VII . Following the payment in full of all Profits Interest Amounts accruing (or to accrue) prior to the Profits Interest Accrual Termination Date (as well as any Preferred Return), the Class B Common Units shall automatically cease to be outstanding and the Class B Member shall no longer have any rights or privileges under this Agreement. Unless specifically set forth in this Agreement, the Class B Common Member shall have no other rights of the Members under this Agreement. Unless specifically set forth in this Agreement, the Class B Common Units shall not entitle the holder thereof to vote on any matters required or permitted to be voted on by the Members. Notwithstanding the foregoing, following the date of this Agreement and prior to the payment in full of all Profits Interest Amounts accruing (or to accrue) prior to the Profits Interest Accrual Termination Date (as well as any Preferred Return), the Company may not issue any Membership Interest that would entitle the holder thereof to receive Distributions prior to, in preference to, or pari passu with, the Class B Common Units.
Section 4.4    Members Schedule. The Company shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.
ARTICLE V
CONTRIBUTIONS AND ALLOCATIONS
Section 5.1    Contributions.
(a)    Contemporaneously with the execution of this Agreement, each Member owning Class A Common Units and Class B Common Units has made the Capital Contribution giving rise to such Member’s initial Capital Account and is deemed to own the number, type, series and class of Units, in each case, in the amounts set forth opposite such Member’s name on the Members Schedule as in effect on the date hereof.
(b)    If, at any time, the revenues and other funds available to the Company are not adequate to meet its obligations, the Members may, in their sole and absolute discretion, make additional capital contributions in such amounts as they deem necessary. The Members will not at any time have any liability to the Company for any negative balance in their capital accounts except to the extent that such negative balance arose as the result of distributions in violation of this

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Agreement or applicable law. No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member may only be made with the consent of the Board. No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.
Section 5.2    Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.2. Each Capital Account shall be established and maintained in accordance with the following provisions:
(a)    Each Member’s Capital Account shall be increased by the amount of:
(i)    such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any HEP Common Units deemed contributed to the Company by the Class A Members pursuant to Section 7.3(a);
(ii)    any net income or other item of income or gain allocated to such Member pursuant to Sections 6.1(a) and (b); and
(iii)    any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.
(b)    Each Member’s Capital Account shall be decreased by:
(i)    the cash amount or fair market value of any property Distributed to such Member pursuant to Article VII, including any HEP Common Units distributed to the Class B Member pursuant to Section 7.3(a), the fair market value of which shall be determined in accordance with Section 7.3(a);
(ii)    the amount of any net loss or other item of loss or deduction allocated to such Member pursuant to Sections 6.1(a) and (b); and
(iii)    the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
ARTICLE VI
ALLOCATIONS
Section 6.1    Allocations.
(c)    For each fiscal year (or portion thereof), except as otherwise provided in this Agreement, net income and net loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Article XII if the Company were dissolved, its affairs wound up and its assets sold for cash equal

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to their fair market value, all Company liabilities were satisfied, and the net assets of the Company were Distributed, in accordance with Article XII, to the Members immediately after making such allocations, minus (ii) such Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
(d)    Notwithstanding any other provision of this Agreement, “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Treasury Regulation Section 1.704-2(i), and “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a), if any, of the Company shall be allocated to the Members as reasonably determined by the tax matters members in accordance with applicable Treasury Regulations. This Agreement shall be deemed to include “qualified income offset,” minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Section 704(b) of the Code.
(e)    Except as otherwise required by Section 704(c) of the Code, for federal income tax purposes, each item of income, gain, loss and deduction of the Company for each taxable period shall be allocated in the manner as such items are allocated under Sections 6.1(a) and (b).
ARTICLE VII
DISTRIBUTIONS
Section 7.1    Distributions Prior to the First Profits Interest Payment Date and After Payment of All Profits Interest Amounts and Unpaid Profits Interest Amounts. Subject to Section 7.3, prior to the first Profits Interest Payment Date and after payment in full of all Profits Interest Amounts accrued (or to accrue) and all Unpaid Profits Interest Amounts:
(a)    the Board, in its sole discretion, shall decide whether, when and in what amounts Distributions shall be made to the Members; and
(b)    any amounts so Distributed shall be distributed to the Class A Members pro rata in proportion to their holdings of Class A Common Units.
Section 7.2    Distributions On and After the First Profits Interest Payment Date Until Payment of All Profits Interest Amounts and Unpaid Profits Interest Amounts. Subject to Section 7.3, from and after the first Profits Interest Payment Date until payment in full of all Profits Interest Amounts accrued (or to accrue) and all Unpaid Profits Interest Amounts, Distributions shall be made as follows:
(a)    first, 100% to the Class B Member until the Unpaid Profits Interest Amount is reduced to zero; and
(b)    thereafter, 100% to the Class A Members pro rata in proportion to their holdings of Class A Common Units.

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Section 7.3    Restrictions on Dividends; Interest and Class B Member’s Election.
(a)    Notwithstanding Section 7.1 or Section 7.2, no Distribution shall be made to any Member if, at the time of such Distribution, payment of such Distribution would (i) violate, breach or result in a default (or give any party thereto the right to declare any event of default) under any Applicable Credit Document then in effect, or (ii) violate or breach any law, regulation or court order applicable to the Class A Members, any of their direct and indirect subsidiaries, or the Company, including §18-607 of the DLLCA (a “Profits Interest Payment Restriction”). In the event the Company is unable to make any payment to the Class B Member of any Profits Interest Amount due on any Profits Interest Payment Date as a result of a Profits Interest Payment Restriction, then, at the election of the Class B Member, either (1) such Unpaid Profits Interest Amount will accrue a preferred return at a rate of 10% per annum (the “Preferred Return”), or (2) the Class B Member may receive payment of such Profits Interest Amount in the form of HEP Common Units, rather than cash, which HEP Common Units shall be valued at market prices without discount, calculated using the volume weighted average price of HEP’s Common Units, as quoted on the New York Stock Exchange for the 10 trading days immediately preceding such Profits Interest Payment Date. If the Class B Member elects to receive payment of any Profits Interest Amount in the form of HEP Common Units, such payment shall only be made if such issuance is permitted pursuant to applicable laws, regulations, court orders and the Partnership Agreement.
(b)    Notwithstanding the provisions of Section 7.3(a) or the priority of Distributions provided for in Section 7.2, in the event the Company is unable to make payment of any Profits Interest Amount as a result of a Profits Interest Payment Restriction and such payment is not made in HEP Common Units as provided in Section 7.3(a), then the Company may, nevertheless, make Distributions to the Class A Members in accordance with Section 7.2(b) so long as (i) the Company deposits the Unpaid Profits Interest Amount in a segregated account (the “Restricted Profits Interest Account”) (including, at least quarterly, amounts for Preferred Return accrued under Section 7.3(a)), and (ii) promptly distributes to the Class B Member the amounts in the Restricted Profits Interest Account as soon as and to the extent payment of such amounts is no longer subject to such Profits Interest Payment Restrictions.
(c)    Following the receipt of annual financial statements of UNEV Pipeline for any fiscal year that contains any portion of a completed Profits Interest Annual Period, the Company shall recalculate the UNEV EBITDA for such completed Profits Interest Annual Period based upon such annual financial statements for all purposes hereunder. If such recalculation results in an increase in the Profits Interest Amount for a completed Profits Interest Annual Period, then the Company shall Distribute such increased amount to the Class B Member. If such recalculation results in a decrease in the Profits Interest Amount for a completed Profits Interest Annual Period, then the Class B Member shall repay the amount of such Decrease to the Company.
ARTICLE VIII
MANAGEMENT OF THE COMPANY
Section 8.1    Board of Managers; Power and Authority. The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Managers (the “Board”; individual members of the Board shall be referred to as “Managers”), which shall have

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the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described in this Agreement, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the DLLCA and the power and authority to amend the Certificate, adopt an agreement of merger or consolidation, approve a conversion of the Company and approve any dissolution or winding up of the Company or a revocation of a dissolution of the Company. Each Manager is hereby designated a “manager” of the Company within the meaning of the DLLCA. Except as otherwise required by law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company.
(c)    Number of Managers. The number of Managers constituting the entire Board shall be three individuals or such other number as may be fixed from time to time by the Class A Members or by the vote of a majority of the entire Board.
(d)    Appointment and Removal of Managers. All Managers shall be appointed by the Class A Members. Any Manager so appointed by the Members shall serve in the capacity so appointed until (i) removed with or without cause by the Class A Members, (ii) such Manager’s successor shall be duly elected and appointed by the Class A Members or (iii) such Manager’s death, disability or resignation. The Class A Member hereby appoints Matthew P. Clifton, Bruce R. Shaw and Denise C. McWatters as the Managers.
(e)    Vacancies; Increases in the Number of Managers. Vacancies and newly created Board positions resulting from any increase in the authorized number of Managers constituting the entire Board may be filled by the Class A Members.
(f)    Quorum. A majority of the total number of Managers shall constitute a quorum for the transaction of business of the Board. Any meeting may be adjourned from time to time by a majority of the Managers present at the meeting, whether or not a quorum is present, and the meeting may be adjourned without further notice.
(g)    Action by Vote. Except as may otherwise be provided by law or this Agreement, when a quorum is present at any meeting, the vote of a majority of the Managers present shall be the act of the Board.
(h)    Offices; Location of Books and Records; Place of Meetings; Order of Business. The Company’s office shall be at, and the books and records of the Company will be kept at, the Company’s principal place of business. The Board may have offices and keep the books and records of the Company, except as otherwise provided by law, in such other place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. The Board may hold meetings at the Company’s principal place of business or at any place determined by a majority of the Managers. At all meetings of the Board business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his absence by the President, or by resolution of the Board.
(i)    Meetings. Meetings of the Board may be called by any Manager, the President or any Vice President.

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(j)    Notice. Meetings of the Board may be held upon at least twenty-four hours oral or written notice to the Managers or upon such shorter notice as may be approved by the Managers. All written notices and other communications to be given to Managers shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, facsimile or other electronic transmission (including electronic mail), and shall be directed to the address, facsimile number or electronic mail address as such Manager shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice of such meeting. Any Manager may waive the requirement of such notice as to such Manager. Attendance by a Manager at any meeting shall constitute waiver by such Manager of the requirement of notice of such meeting unless such Manager specifically objects at such meeting on the basis of improper notice.
(k)    Participation in Meetings by Conference Telephone. Managers may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.
(l)    Action without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the Managers consent thereto in writing; provided, however, that if such action is taken by less than unanimous written consent, notice of the taking of such action must be given to those Managers who have not consented in writing within two days of the taking of such action. Such consent shall be treated for all purposes as the act of the Board.
(m)    Compensation. The Managers shall not receive any compensation except as may be fixed from time to time in writing by the Board.
(n)    Manager Standard of Care; Liability. A Manager shall perform his duties in good faith and in a manner such Manager reasonably believes to be in the best interests of the Company. A Manager shall not have any liability by reason of being or having been a Manager.
(o)    Interested Managers. No contract or transaction between the Company and one or more of its Managers or the Members, or between the Company and any other corporation, partnership, association, or other organization in which one or more of the Company’s Managers or the Members are managers or members or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or Member is present at or participates in the meeting of the Board which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:
(i)    the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum;

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(ii)    the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; or
(iii)    the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board or the Members.
Section 8.2    Officers.
(d)    Authority to Appoint. The Board may appoint, and remove with or without cause, such officers of the Company as the Board from time to time may determine, in its sole and absolute discretion to manage and control the business and affairs of the Company. Such officers need not be a Member or Manager, and shall have such duties, powers, responsibilities and authority as set forth below and as otherwise may be authorized by the Board from time to time.
(e)    Term. Subject to any express term of any written agreement between the Company and any officer approved by the Board in writing, any officer so appointed by the Board shall serve in the capacity so appointed until (i) removed with or without cause by the Board, (ii) such officer’s successor shall be duly elected and appointed by the Board or (iii) such officer’s death, disability or resignation.
(f)    Titles. To the extent appointed by the Board, the officers of the Company may be a Chairman of the Board, a Chief Executive Officer, President, a Secretary, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board may from time to time elect or appoint by resolution. Any number of offices may be held by the same person.
(g)    Salaries. The officers and agents of the Company shall not receive any salaries or other compensation except as may be fixed from time to time in writing by the Board.
(h)    Vacancies. Any vacancy occurring in any office of the Company may be filled by the Board.
(i)    Powers and Duties of the Chairman of the Board. The Chairman of the Board shall be an existing Manager and shall preside at all meetings of the Board.
(j)    Powers and Duties of the Chief Executive Officer. The President shall be the Chief Executive Officer of the Company unless the Board designates the Chairman of the Board as Chief Executive Officer. The Chief Executive Officer shall have, subject to the control of the Board, general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; he may agree upon and execute leases, contracts, evidences of indebtedness and other obligations in the name of the Company; and he may sign certificates for membership interests of the Company.
(k)    Powers and Duties of the President. The President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in

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the name of the Company; and, unless the Board otherwise determines, he shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the Board.
(l)    Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Board shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Company shall so act.
(m)    Powers and Duties of the Chief Financial Officer. The Chief Financial Officer, if any, shall have responsibility for the general executive charge, management and control of the financial affairs and business of the Company and, jointly with the Treasurer (if one shall be appointed), shall have custody and control of all the funds and securities of the Company. He shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer.
(n)    Treasurer. The Treasurer, if any, jointly with the Chief Financial Officer (if one shall be appointed), shall have responsibility for the custody and control of all the funds and securities of the Company. He shall perform all acts incident to the position of Treasurer, subject to the control of the Chief Executive Officer.
(o)    Secretary. The Secretary shall keep the minutes of all actions or consents by the Board and the Member, in books provided for that purpose; he shall attend to the giving and serving of all notices; he may sign with the other appointed officers all certificates for membership interests of the Company; he shall have charge of the certificate books, transfer books and membership interest ledgers, and such other books and records as the Board may direct, all of which shall at all reasonable times be open to inspection of any Manager or the Member upon application at the office of the Company during reasonable hours; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer.
(p)    Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his office, together with such other powers and duties as from time to time may be designated in this Agreement or assigned to him by the Chief Executive Officer or the Board. The Assistant Secretaries shall exercise the powers of the Secretary under the Secretary’s direction or during that officer’s absence or inability or refusal to act.
(q)    Action with Respect to Securities and membership interests of Other Entities. Unless otherwise directed by the Board, the Chief Executive Officer, the President and each Vice President shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of holders of voting securities or interests held by the Company of or with respect to any action of holders of voting securities or interests of any other corporation or other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which this Company may possess by reason of its ownership of or voting securities or interest in such other corporation or other entity.

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Section 8.3    Other Activities. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of the Members to engage in or derive profit or compensation from any other activities or investments.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Indemnification by the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (each a “Proceeding”), by reason of the fact that he (i) is or was a member, manager, officer, employee or agent of the Company or an officer, director, manager, stockholder, member or partner of the Members or, (ii) is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust or other enterprise (a “Subject Enterprise”) (each person that may be indemnified under clause (i) or (ii), an “Indemnified Person”), in accordance with and to the fullest extent permitted under the laws of the State of Delaware as the same may be amended from time to time, including the advancement of expenses incurred by the Indemnified Person in defending any such threatened, pending or completed Proceeding. To the extent the present or former spouse(s) of any Indemnified Person is made a party or is threatened to be made a party to any Proceeding solely by virtue of his or her marital relationship to such Indemnified Person, such spouse shall be indemnified hereunder to the fullest extent permitted by the laws of the State of Delaware as the same may be amended from time to time. Except as the Board in its discretion (but subject to applicable law) may otherwise determine, such indemnification shall be afforded only if such person within 5 business days after his becoming aware of the institution of such Proceeding, shall have notified in writing by registered or certified mail, the Chief Executive Officer, President or Secretary of the Company of the institution of such Proceeding, and shall have furnished such Chief Executive Officer, President or Secretary with true copies of all papers served upon or otherwise received by such person relating to such Proceeding, and shall make available to officers or counsel of the Company all information necessary to keep the Company currently advised as to the status of such Proceeding, and permit the Company, at its option and expense, at any time during the course of such Proceeding, through counsel of the Company’s choosing, to participate in or direct the defense thereof in good faith, and in case of any proposed settlement of any Proceeding the defense of which is not directed by the Company, to submit the proposed terms and conditions thereof to the Board for its approval, failing which no indemnification hereunder shall be afforded for any such settlement. Such indemnification shall be a contract right and as such shall run to the benefit of any Indemnified Person while this Article VI is in effect. Any repeal or amendment of this Article VI shall be prospective only and shall not limit the rights of any such Indemnified Person, or the obligations of the Company with respect to any claim arising from or related to the services of such person in any of the foregoing capacities prior to any such repeal or amendment to this Article VI. The rights of indemnification under the foregoing provisions shall inure to the benefit of the successors, assigns, heirs, executors, administrators and personal representatives of any Indemnified Person. Such indemnification as hereinabove provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, resolution of the Member, the Board or officers, or otherwise.

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Section 9.2    Subrogation. In the event the Company shall be obligated to indemnify any Indemnified Person pursuant to clause (ii) of the first sentence of Section 6.1, the Company shall be subrogated to all rights of such Indemnified Person against, or otherwise to receive indemnification from, each Subject Enterprise with respect to or on account of the Proceeding giving rise to the Company’s obligation to indemnify such Indemnified Person pursuant to clause (ii) of the first sentence of Section 6.1, including without limitation any and all rights of such Indemnified Person to indemnification from such Subject Enterprise under the articles or certificate of incorporation, bylaws, regulations, limited liability company agreement, partnership agreement or other organizational documents of such Subject Enterprise or any agreement between such Indemnified Person and such Subject Enterprise.
ARTICLE X
ASSIGNMENT OF MEMBERSHIP INTERESTS
The Class A Members may transfer, convey, assign or pledge all or any portion of such Class A Member’s Membership Interest in the Company at any time, subject to Section 12.3. No portion of the Membership Interest of the Class B Member may be transferred, conveyed, assigned or pledged at any time without the prior approval of Class A Members holding at least a majority of the then outstanding Class A Common Units, except for Permitted Transfers. Upon any assignment, conveyance or transfer permitted hereunder, the assignee shall succeed to the rights and obligations of the assigning Member in respect of its interests in the Company so transferred and such assignee shall become a member in the Company; provided, however, that such assignee must agree to be bound by the terms of this Agreement, and evidence such agreement by executing a copy of this Agreement or a joinder thereto simultaneously with receiving such assignment of Membership Interests and as a condition to being admitted as a Member in the Company. Notwithstanding anything to the contrary contained herein, no such transfer of a Member’s interest in the Company shall operate to dissolve the Company.
ARTICLE XI
RESIGNATION
No Member may resign from the Company except upon an assignment by such Member of 100% of such Member’s interests in the Company in accordance with Article X, in which case such Member may resign at any time upon or after the effectiveness of such assignment.
ARTICLE XII
BUY-OUT AND BUY-DOWN OF THE PROFITS INTEREST
Section 12.1    Optional Buy-Out of the Profits Interest in Full. At any time, the Class A Members or the Company may elect to purchase all of the Class B Common Units from the Class B Member by (i) providing written notice of such election to the Class B Member specifying a date for such purchase (the “Optional Buy-Out Date”), which date may not be more than 20 nor less than 10 days from the date of such notice, and (ii) paying to the Class B Member on the Optional Buy-Out Date an amount equal to the sum of (A) the Profits Interest Balance Amount, and (B) the Unpaid Profits Interest Amount, each as of such Optional Buy-Out Date (the “Optional Buy-Out Price”).

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Section 12.2    Optional Buy-Down of the Profits Interest. At any time, and from time-to-time, the Class A Members or the Company may elect to buy-down the Profits Interest Balance Amount by providing written notice of such election to the Class B Member specifying the amount it intends to pay toward such buy-down and specifying a date for such buy-down (the “Optional Buy-Down Date”), which date may not be more than 20 nor less than 10 days from the date of such notice. Payment of such amount will be made on the Optional Buy-Down Date, and the Profits Interest Balance Amount will be reduced on such date by the amount of such payment.
Section 12.3    Mandatory Buy-Out of the Profits Interest upon a UNEV Sale Event.
(a)    Upon a UNEV Sale Event, the Class A Members or the Company will (i) promptly (and in any event within 10 business days) notify the Class B Member in writing of such UNEV Sale Event, specifying in reasonable detail the nature of such UNEV Sale Event and the proceeds received by it or any of its Affiliates in connection with such UNEV Sale Event, and (ii) within 30 days of such UNEV Sale Event (or, if the fair market value of the Class B Common Units is being determined under Section 12.3(c), within 30 days after such determination becomes final as provided in such Section 12.3(c)) (the “Mandatory Buy-Out Date”), purchase all, but not less than all, of the Class B Member’s Class B Common Units for a price equal to the Mandatory Buy-Out Price; provided, however, that if the UNEV Sale Event relates to a transaction by the Class A Member within the meaning of clause (B) of the definition of UNEV Sale Event, then such transaction may not occur prior to the payment of the Mandatory Buy-Out Price; provided further, however, that if the UNEV Sale Event is a UNEV Sell-Down, then, instead of purchasing all of the Class B Common Units, the Class A Member or the Company will buy-down the Profits Interest Balance Amount by an amount equal to the Corresponding Percentage of the Profits Interest Balance Amount (a “Mandatory Buy-Down”). Payment for a Mandatory Buy-Down will be made within 30 days of the UNEV Sell-Down (except as provided in the first proviso above), and on such date the Profits Interest Balance Amount will be reduced by the amount of such payment.
(b)    The term “Mandatory Buy-Out Price” means:
(i)    if the UNEV Sale Event occurs before July 1, 2016, an amount equal to the Profits Interest Balance Amount as of such Mandatory Buy-Out Date (as indicated for such date in the table attached as Exhibit 2, using the table labeled “3-year Giveback Scenario” if the Wood Cross Expansion Completion Date has occurred by July 1, 2015, and the table labeled “4-year Giveback Scenario” if the Woods Cross Expansion Completion Date has not occurred by July 1, 2015);
(ii)    if the UNEV Sale Event occurs on or after July 1, 2016, at the option of the Class A Member or the Company (as applicable), either:
(A)    the sum of (1) the Profits Interest Balance Amount, and (2) the Unpaid Profits Interest Amount, each as of such Mandatory Buy-Out Date; or
(B)    the fair market value of the Class B Common Units as of such Mandatory Buy-Out Date, as determined in accordance with Section 12.3(c).

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(c)    The fair market value of the Class B Common Units shall initially be determined by an independent appraiser or investment banker of national prominence selected by the Class A Members or the Company (as applicable) (the “Class A Appraiser”). The Class A Members or Company (as applicable) shall provide the Class B Member with written notice and a copy of the determination of the Class A Appraiser promptly following its receipt thereof. If the Class B Member does not object to such valuation within 30 days following its receipt of such notice and determination, such determination shall be final and binding on the parties. If the Class B Member does object to such valuation within such 30 day period, then the Class B Member shall promptly retain a different, independent appraiser or investment banker of national prominence (the “Class B Appraiser”), which shall make its own determination of the fair market value of the Class B Common Units. The Class B Member shall provide the Class A Members or the Company (as applicable) with a copy of the determination of the Class B Appraiser promptly following its receipt thereof. If the Class A Members or the Company (as applicable) do not object to such valuation within 30 days following its receipt of such determination, such determination shall be final and binding on the parties. If the Class A Members or Company (as applicable) do object to such valuation within such 30 day period, then the Class A Appraiser and the Class B Appraiser shall select a third appraiser or investment banker of national prominence (the “Independent Appraiser”), which shall make its own determination of the fair market value of the Class B Common Units, which determination shall be final and binding on the parties. The fees and expenses of the Class A Appraiser will be borne entirely by the Class A Members or the Company (as applicable). The fees and expenses of the Class B Appraiser will be borne by entirely by the Class B Member. The fees and expenses of the Independent Appraiser will be paid proportionately by the Class A Members (or the Company, as applicable) and the Class B Member based upon the proximity of the determination made by the appraiser’s selected by them to the Independent Appraiser’s determination. For example, if the Class A Appraiser’s determination was $100, the Class B Appraiser’s determination was $200, and the Independent Appraiser’s determination was $120, then the Class A Members (or the Company, as applicable) would pay 20% of the Independent Appraiser’s fees and expenses, and the Class B Member would pay 80% of such fees and expenses.
Section 12.4    Further Assurances; Documents. On any Optional Buy-Out Date or Mandatory Buyout Date, the Company, the Class A Members and the Class B Member shall (x) execute and deliver such documents, agreements, assignments and instruments, and take such further actions, as are necessary or reasonably requested by the Class A Members (or the Company, as applicable) to transfer and assign such Class B Common Units to the Class A Members (or the Company, as applicable), and (y) if, as of such date, the General Partner has not yet forgone all of the Incentive Distribution Rights that it is required to forego pursuant to the Waiver, take such action as is necessary to cause the General Partner to terminate the Waiver effective as of such date.
ARTICLE XIII
DISSOLUTION AND LIQUIDATION
Section 13.1    Dissolution. The Company shall be dissolved upon the occurrence of any dissolution event specified in the DLLCA; provided, however, that notwithstanding the foregoing, the Company shall not dissolve upon the occurrence of any of the events described in Section 18‑801(a)(4) of the DLLCA (including, without limitation, the death or bankruptcy of the Members).

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Section 13.2    Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a Certificate of Cancellation of the Company under the DLLCA has been filed in the office of the Secretary of State of the State of Delaware.
Section 13.3    Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Board, which shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:
(a)    first, to the creditors of the Company, including creditors who are members, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and
(b)    thereafter, to the Members in accordance with the amounts such Members would receive if the remaining proceeds of liquidation were Distributed in accordance with Section 12.3, in which case the Class B Member shall receive only the Mandatory Buy-Out Price as determined in accordance with Section 12.3, and the Class A Members shall receive all remaining amounts.
Section 13.4    Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed in the office of the Secretary of State of the State of Delaware.
ARTICLE XIV
AMENDMENT
This Agreement may be amended or modified only by a written instrument executed by the Class A Members; provided, however, that, while any Class B Common Units remain outstanding, the Class B Member must consent to any amendment that would adversely affect the rights and privileges of the holder of Class B Common Units, increase the liability or duties of the holder of Class B Common Units or require additional contributions by the holder of Class B Common Units. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance.
[Signatures appear on the following page.]
IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first written above.
COMPANY:

HEP UNEV HOLDINGS LLC

By:     /s/ Matthew P. Clifton
Name:    Matthew P. Clifton
Title: Chief Executive Officer and President

MEMBERS:

HOLLY ENERGY PARTNERS, L.P.

By:     HEP Logistics Holdings, L.P.
its General Partner

By:    Holly Logistic Services, L.L.C.
its General Partner

By: /s/ Matthew P. Clifton
Name: Matthew P. Clifton
Title: Chief Executive Officer and     President

HOLLYFRONTIER HOLDINGS LLC

By:         /s/ Michael C. Jennings
Name:    Michael C. Jennings
Title: Chief Executive Officer and President

EXHIBIT 1

EXAMPLE PROFITS INTEREST BALANCE AMOUNT CALCULATION

[See Attached.]

Exhibit 1
Example Profits Interest Balance Amount Calculations

Example Profits Interest Balance Amount Calculations (all amounts are in millions; assumes WX expansion completed by end of year 3; assumes 1x annual payment in subsequent year)

Contract Year	Profits Interest Balance Amount applciable for this Contract Year*	Hypothetical Profits Interest payment made in this Contract Year (with respect to prior Contract Year EBITDA)*	Total of all Profits Interest payments (after payment in this Contract Year)	Profits Interest Balance Amount after payment in this Contract Year (and before accrual of 7% applicable rate)	Profits Interest Balance Amount for next Contract Year (including accrual of 7% applicable rate)
4*	N/A*	$—	$—	N/A	$33.82
5	$33.82	$5	$5	$28.82	$30.84
6	$30.84	$5	$10	$25.84	$27.65
7	$27.65	$5	$15	$22.65	$24.23
8	$24.23	$5	$20	$19.23	$20.58
9	$20.58	$5	$25	$15.58	$16.67
10	$16.67	$5	$30	$11.67	$12.48
11	$12.48	$5	$35	$7.48	$8.01
12	$8.01	$5	$40	$3.01	$3.22
13	$3.22	$3.22	$43.22	$—	$—
14	$—	$—	$43.22	$—	$—
15	$—	$—	$43.22	$—	$—
16	$—	$—	$43.22	$—	$—
17	$—	$—	$43.22	$—	$—
18	$—	$—	$43.22	$—	$—
19	$—	$—	$43.22	$—	$—
20	$—	$—	$43.22	$—	$—

	* * * Profits Interest Amount fully paid in Year 13.

Formula for Determining Profits Interest Balance Amount for Contract Year n+1:

Variables:
PI(n)	>> Profits Interest payments made in Contract Year n (with respect to
	prior Contract Year EBITDA)
BA(n)	>> Profits Interest Balance Amount applciable for Contract Year n

Formula:
BA(n+1) =	[ BA(n) - PI(n) ] + ( [ BA(n) - PI(n) ] * .07 )

BA(n+1) =	[ BA(n) - PI(n) ] * 1 .07		>>> Column G in above spreadsheet uses
			this reduced formula.

Notes and Data Inputs:
* Profits Interest amounts begin to accrue during Contract Year 4; Payment of
Profits Interest amount for Contract Year 4 occurs in Contract Year 5.

Assumed hypothetical Profits Interest payment amount:					$5
Initial Profits Interest Balance Amount (for Contract Year 5):					$33.82

EXHIBIT 2

UNEV PROFITS INTEREST BALANCE AMOUNT CALCULATION (DURING WAIVER PERIOD)
$millions

3-year GP Giveback Scenario
Interest Rate    7.0%

			GP giveback	Purchase price gap	Profits Interest Balance Amount
		6/30/2012		12.2	12.2
Year 1	Q1	9/30/2012	1.25		13.66
	Q2	12/31/2012	1.25		15.15
	Q3	3/31/2013	1.25		16.67
	Q4	6/30/2013	1.25		18.21
Year 2	Q1	9/30/2013	1.25		19.78
	Q2	12/31/2013	1.25		21.37
	Q3	3/31/2014	1.25		23.00
	Q4	6/30/2014	1.25		24.65
Year 3	Q1	9/30/2014	1.25		26.33
	Q2	12/31/2014	1.25		28.04
	Q3	3/31/2015	1.25		29.78
	Q4	6/30/2015	1.25		31.55
Year 4	Q1	9/30/2015	-		32.11
	Q2	12/31/2015	-		32.67
	Q3	3/31/2016	-		33.24
	Q4	6/30/2016	-		33.82

4-year GP Giveback Scenario
Interest Rate    7.0%

			GP giveback	Purchase price gap	Profits Interest Balance Amount
		6/30/2012		12.2	12.2
Year 1	Q1	9/30/2012	1.25		13.66
	Q2	12/31/2012	1.25		15.15
	Q3	3/31/2013	1.25		16.67
	Q4	6/30/2013	1.25		18.21
Year 2	Q1	9/30/2013	1.25		19.78
	Q2	12/31/2013	1.25		21.37
	Q3	3/31/2014	1.25		23.00
	Q4	6/30/2014	1.25		24.65
Year 3	Q1	9/30/2014	1.25		26.33
	Q2	12/31/2014	1.25		28.04
	Q3	3/31/2015	1.25		29.78
	Q4	6/30/2015	1.25		31.55
Year 4	Q1	9/30/2015	1.25		33.36
	Q2	12/31/2015	1.25		35.19
	Q3	3/31/2016	1.25		37.06
	Q4	6/30/2016	1.25		38.96

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
HEP UNEV HOLDINGS LLC
JULY 12, 2012

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